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                                                                     EXHIBIT 5.1
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                      [LETTERHEAD OF DORSEY & WHITNEY LLP]


Conseco Finance Corp.
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639
Conseco Finance Securitizations Corp.
300 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

         Re: Registration Statement on Form S-3
             Conseco Finance Recreational Enthusiast Consumer Trust 2001-A File Nos. 333-91557 and 333-91557-01

Ladies and Gentlemen:

         We have acted as counsel to Conseco Finance Corp., a Delaware corporation (the "Company") and Conseco Finance Securitizations Corp., a Minnesota corporation (the "Seller") in connection with the registration under the Securities Act of 1933, as amended, of $2,172,078,710 of Asset-Backed Notes (the "Notes") to be issued by Conseco Finance Recreational Enthusiast Consumer Trusts to be formed from time to time, the related preparation and filing of the Registration Statements on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") (File Nos. 333-91557 and 333-91557-01) (together, the "Registration Statement"), and the preparation of a Prospectus Supplement dated October 26, 2002, and the related Prospectus dated October 26, 2002 (together, the "Prospectus") relating to the offer and sale by the Seller of $410,900,000 (approximate) aggregate principal amount of Asset-Backed Notes (the "Notes") to be issued by Conseco Finance Recreational Enthusiast Consumer Trust 2001-A (the "Trust"). The corpus of the Trust will consist of the Notes, the related Collateral Security and certain other property. The Trust was established pursuant to a Trust Agreement dated as of October 1, 2001, between the Seller and Wilmington

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                              DORSEY & WHITNEY LLP


October 31, 2001
Page 2


Trust Company, as Owner Trustee (the "Trust Agreement"). The Notes are to be issued pursuant to an Indenture dated October 1, 2001 between the Trust and U.S. Bank Trust National Association, as Trustee (the "Indenture Trustee"). The Notes are described in the Prospectus forming part of the Registration Statement.

         We have examined the Registration Statement, the Prospectus, the Trust Agreement, the Sale and Servicing Agreement and Indenture, and such other related documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that:

         1. The Indenture has been duly authorized by the Trust and duly executed and delivered by the Trust constitutes the valid and binding obligation of the Trust.

         2. The Notes have been duly executed and delivered by the Owner Trustee, authenticated by the Indenture Trustee, and delivered and paid for pursuant to the Underwriting Agreement, and constitute valid and binding obligations of the Trust.

         The opinions set forth above are subject to the following qualifications and exceptions:

                  (a) Our opinions above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

                  (b) Our opinions above are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

                  (c) Minnesota Statutes ss. 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

         Our opinions expressed above are limited to the laws of the State of Minnesota and the Delaware Business Trust Act.

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                              DORSEY & WHITNEY LLP


October 31, 2001
Page 3


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.

Dated:  October 31, 2001
                                        Very truly yours,

                                        /s/ Dorsey & Whitney LLP


CFS